UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2012

SPARTAN STORES, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	000-31127	38-0593940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan (Address of Principal Executive Offices)		49518-8700 (Zip Code)

Registrant’s telephone number, including area code: (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

Exchange and Purchase Agreement

On December 6, 2012, Spartan Stores, Inc. (the “Company”) completed a private exchange and sale of $50.0 million aggregate principal amount of newly issued four year unsecured 6.625% Senior Notes due 2016 (“New Notes”) for $40.3 million aggregate principal amount of the Company’s existing Convertible Senior Notes due 2027 (“Convertible Notes”) and $9.7 million in cash.

The New Notes and related guarantees were offered in a private transaction exempt from registration requirements pursuant to §4(2) of the Securities Act of 1933.

The Exchange Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing brief description of the Exchange Agreement is not intended to be complete and is qualified in its entirety by reference to the text of the Exchange Agreement itself.

Indenture and New Notes

In connection with the issuance of the New Notes, the Company entered into an Indenture dated December 6, 2012 (the “Indenture”) by and among the Company, The Bank of New York Mellon Trust Company, N.A., as Trustee, and the Company’s subsidiaries as guarantors.

The material terms of the Indenture and the New Notes include:

Ranking. The New Notes are senior unsecured debt of the Company and will rank equally in right of payment with the Company’s other existing and future senior debt and senior in right of payment to all of the Company’s existing and future subordinated debt. The New Notes are effectively subordinated to the Company’s existing and future secured debt to the extent of the value of the assets securing such debt.

Guarantors. All of the obligations of the Company under the Indenture, including payment of the New Notes, are unconditionally guaranteed by each subsidiary of the Issuer.

Final Maturity Date. The New Notes mature on December 15, 2016.

Interest Rate. Interest on the New Notes accrues at a rate of 6.625% per annum. Interest on the New Notes is payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2013.

Optional Redemption. The Company may redeem the New Notes in whole or in part at any time on or after December 15, 2014, at the option of the Company at the following redemption prices (expressed as percentages of the principal amount), together with accrued and unpaid interest to the date of purchase:

Year of Redemption	Redemption Price
2014	103.31250%
2015 and thereafter	101.65625%

In addition, at any time prior to December 15, 2014, the Company may redeem up to 35% of the New Notes with the net cash proceeds of certain equity offerings specified in the Indenture at a redemption price of 100% of the principal amount plus the annual coupon on the New Notes, together with accrued and unpaid interest, but only if at least 65% of the original aggregate principal amount of the New Notes would remain outstanding following such redemption.

Before December 15, 2014, the New Notes may be redeemed, in whole or in part at a redemption price equal to 100% of the principal amount plus an “Applicable Premium” (as defined in the Indenture) that is intended to provide holders with approximately the rate of return they would have received had they held such redeemed New Notes until December 15, 2014.

Repurchase upon Change of Control. Upon the occurrence of a change of control (as defined in the Indenture), each Holder may require the Company to purchase such Holder’s New Notes in whole or in part at a purchase price in cash in an amount equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture.

Upon the occurrence of certain sales of the Company’s assets as set forth in the Indenture, the Company may be required to offer to repurchase the New Notes with a portion of the proceeds of such sales at a purchase price of 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture.

Other Covenants. The Indenture contains affirmative and negative covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional debt, prepay subordinated indebtedness, pay dividends or make other distributions on capital stock, redeem or repurchase capital stock, make investments and restricted payments, enter into transactions with affiliates, sell assets, create liens on assets to secure debt, or effect a consolidation or merger or to sell all, or substantially all, of the Company’s assets, in each case, subject to certain qualifications and exceptions set forth in the Indenture.

Events of Default. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding New Notes may declare the principal of and accrued but unpaid interest, including additional interest, on all the New Notes to be due and payable.

As of the date of its execution, the Indenture is not, and is not required to be, qualified under the Trust Exchange Act of 1939.

The foregoing description of the Indenture and the New Notes is not complete and is qualified in its entirety by reference to the Indenture and the form of New Notes, copies of which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Amendment to Loan and Security Agreement

On December 4, 2012, the Company entered into an amendment (the “Amendment”) to its existing Loan and Security Agreement dated December 23, 2003, by and among the Company and the Company’s subsidiaries, as borrowers, Wells Fargo Capital Finance, LLC, as administrative agent and lender, and other lenders that are parties thereto (as amended, the “Loan Agreement”).

The Company entered into the Amendment for the purpose of facilitating the issuance of the New Notes under the Indenture. The Amendment exempts the Indenture and the New Notes from the provisions of the Loan Agreement that limit the ability of the Company to place restrictions on the making of certain payments and transfer of assets by its subsidiaries.

The Amendment is attached as Exhibit 10.2 to this report and is incorporated herein by reference. The foregoing brief description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the text of the Agreement itself.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On December 6, 2012, Spartan Stores, Inc. issued a press release announcing the closing of the exchange described under Item 1.01 of this Current Report on Form 8-K. The press release is attached to this report as Exhibit 99.1 and is incorporated here by reference.

In accordance with generally accepted accounting principles related to convertible debt instruments, upon issuance the proceeds were allocated to debt based upon the fair value of a similar instrument excluding the equity conversion feature. The remaining proceeds were allocated to equity. As a result, a debt discount was recorded at issuance which is amortized over the expected term of the convertible debt instrument. Upon redemption, the fair value of the debt component is remeasured. The cash paid upon settlement is first allocated to the debt component based upon its current fair value. The remaining amount of the settlement is allocated to the repurchase of the equity component of the convertible debt instrument. The difference between the current fair value of the debt component and the book value of the debt component, net of the unamortized debt discount, resulted in a loss.

Accordingly, pre-tax charges of approximately $2.3 million will be recorded in the third quarter of fiscal 2013 related to the private exchange of Convertible Notes and approximately $2.8 million are expected to be recorded in the fourth quarter of fiscal 2013 concurrent with the planned redemption of the remaining Convertible Notes. These charges primarily relate to the unamortized debt discount and original issuance fees associated with the exchanged or redeemed Convertible Notes. Furthermore, in the third quarter, equity will be reduced for the repurchase of the equity component of the Convertible Notes by approximately $0.3 million, net of taxes. In the fourth quarter, equity is expected to be reduced by approximately $0.6 million, net of taxes, for the repurchase of the equity component.

The information reported in this Item 7.01 (including the press release) is furnished to and not “filed” with the Commission for the purposes of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

4.1	Indenture dated December 6, 2012 by and among Spartan Stores, Inc., The Bank of New York Mellon Trust Company, N.A., as Trustee, and the Company’s subsidiaries as Guarantors.

4.2	Form of 6.625% Senior Notes Due 2016.

10.1	Exchange and Purchase Agreement dated December 4, 2012 between the Company and the Holder named therein.

10.2	Amendment No. 12 to Loan and Security Agreement dated December 4, 2012 by and among Spartan Stores, Inc. and its subsidiaries and Wells Fargo Capital Finance, LLC, Bank of America, N.A., PNC Bank Nation Association, Fifth Third Bank and US Bank National Association.

99.1	Press Release dated December 6, 2012.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 6, 2012	SPARTAN STORES, INC.

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

4.1	Indenture dated December 6, 2012 by and among Spartan Stores, Inc., The Bank of New York Mellon Trust Company, N.A., as Trustee, and the Company’s subsidiaries as Guarantors.

4.2	Form of 6.625% Senior Notes Due 2016.

10.1	Exchange and Purchase Agreement dated December 4, 2012 between the Company and the Holder named therein.

10.2	Amendment No. 12 to Loan and Security Agreement dated December 4, 2012 by and among Spartan Stores, Inc. and its subsidiaries and Wells Fargo Capital Finance, LLC, Bank of America, N.A., PNC Bank National Association, Fifth Third Bank and US Bank National Association.

99.1	Press Release dated December 6, 2012.